UNITED STATES

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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MACK-CALI REALTY CORPORATION
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Mack-Cali Files Definitive Proxy Materials and Mails Letter to Shareholders

Highlights Mack-Cali’s Highly Qualified Slate, Which Includes

Six Incumbent Directors and Five New, Independent Nominees

Mack-Cali is Successfully Executing its Transformation Plan and
Remains Committed to Commencing a Process to Maximize Shareholder Value

Bow Street is Seeking to Control the Board, Remove the Company's CEO and
Advance its Own Agenda at the Expense of All Other Mack-Cali Shareholders

Shareholders Urged to Vote "FOR" All 11 of Mack-Cali's Qualified Nominees on the WHITE Proxy Card

Jersey City, NJ - May 7, 2020 - Mack-Cali Realty Corporation (NYSE: CLI) (“Mack-Cali” or the “Company”) today announced it has filed definitive proxy materials, including its definitive proxy statement and white proxy card, with the U.S. Securities and Exchange Commission in connection with Mack-Cali's Annual Meeting of Stockholders, scheduled for June 10, 2020 (the “Annual Meeting”). Mack-Cali shareholders of record as of the close of business on April 16, 2020 will be entitled to vote at the Annual Meeting.

Mack-Cali strongly recommends that shareholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s ELEVEN highly qualified and experienced director nominees. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

In connection with its definitive proxy filing, the Company mailed a letter to shareholders that details the Company’s:

•	Successful execution of its portfolio transformation, which is positioning the Company to maximize value through a strategic alternatives process;

•	Commitment to continued Board refreshment and enhanced corporate governance practices; and

•	Strong management team, which is best positioned to continue guiding the Company through the current market volatility and challenging operating environment.

The letter also highlights that the election of the majority slate of conflicted director candidates nominated by Bow Street Special Opportunities Fund XV, LP and certain of its affiliates (“Bow Street”), an activist hedge fund that holds less than 5% of Mack-Cali’s outstanding stock, would facilitate Bow Street’s effort to gain control of Mack-Cali to the detriment of all other Mack-Cali shareholders. In the letter, the Company details that Bow Street has:

•	Demanded the abrupt removal of Mr. DeMarco, the Company’s CEO, who has been central to the Company’s successful ongoing strategic transformation;

•	Not shared a substantive business plan or identified a replacement CEO candidate – underscoring that its campaign puts the Company at tremendous risk for disruption and loss of value at a pivotal time in its transformation and in the midst of a national health and economic crisis caused by the COVID-19 pandemic;

•	Nominated director candidates who lack relevant experience and would not bring any additive expertise or skills to the Board;

•	Coordinated with the four Bow Street directors elected to the Board last year, whose conflicts of interest and relationships with Bow Street have prevented them from being truly independent representatives for all Mack-Cali shareholders; and

•	Continued to make false and misleading claims regarding acquisition proposals allegedly received and rejected by the Mack-Cali Board.

Additional information about Mack-Cali’s highly qualified nominees and other materials related to the annual meeting, including a copy of the letter being mailed to Mack-Cali shareholders today, can be found at www.VoteWhiteForMack-Cali.com. The full text of the letter follows:

May 7, 2020

Dear Fellow Mack-Cali Shareholders,

The Board of Directors and management team thank you for your investment in Mack-Cali and the trust you have placed in us to execute the Company’s strategy and maximize shareholder value. Over the past year, the Board and management team have taken significant steps to create a more focused, high-quality asset portfolio that would allow the Company to remain competitive and ultimately would best position Mack-Cali for a strategic transaction that would unlock the full value of your investment. We have already made significant progress and are confident that the successful execution of this strategy will enable the Company to deliver superior value to our shareholders in the near future. We have also implemented shareholder feedback to enhance Mack-Cali’s corporate governance practices.

In advance of the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled for June 10, 2020, you have an important decision to make regarding the composition of the Mack-Cali Board of Directors. Bow Street Special Opportunities Fund XV, LP and certain of its affiliates ("Bow Street"), an activist hedge fund that holds less than 5% of Mack-Cali's outstanding stock, has launched a proxy contest. Bow Street seeks to gain control of the Board, remove the Company's CEO and force the sale of Mack-Cali or its premium assets at a price that would be acceptable to Bow Street, rather than maximize value for all Mack-Cali investors.

At the Annual Meeting, you will be asked to choose between two alternatives:

•	Support the Company’s slate of truly independent, highly qualified and experienced nominees, who have the skillsets and expertise to oversee the execution of the Company’s plan to maximize value creation and ensure that the Company conducts a comprehensive strategic alternatives process in a manner designed to maximize value for all Mack-Cali shareholders; OR

•	Turn control of the Company over to Bow Street’s majority slate of conflicted director candidates, who, if elected, will implement Bow Street’s self-interested agenda, to the detriment of all other Mack-Cali shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE ON THE WHITE CARD TODAY TO ELECT HIGHLY QUALIFIED AND EXPERIENCED CANDIDATES NOMINATED BY YOUR BOARD OF DIRECTORS

We urge you to vote FOR ALL of Mack Cali’s ELEVEN highly qualified and experienced director candidates. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

THE MACK-CALI BOARD HAS TAKEN DECISIVE ACTION TO POSITION THE COMPANY TO MAXIMIZE SHAREHOLDER VALUE

Over the past several years, the Mack-Cali Board and management have been successfully executing a portfolio transformation strategy creating a high-quality asset portfolio by exiting lower opportunity markets, rationalizing the Company’s office portfolio, growing and simplifying our residential platform, and shifting our focus to a market we identified as a unique opportunity for significant growth – the New Jersey Waterfront. As part of this ongoing portfolio transformation, we have actively recycled capital from more than $2.5 billion of dispositions of our suburban office and non-core market portfolio into the acquisition and development of 5,929 units/keys of integrated residential and hotel properties along the New Jersey Waterfront, positioning Mack-Cali to take advantage of the unique secular trends in a market with high barriers to entry.

We are now embarking on the final step in Mack-Cali’s strategic portfolio transformation to divest the Company’s remaining 36 suburban office assets and redeploy capital to de-lever and increase market share on the New Jersey Waterfront. Once this task is complete, we will have a portfolio comprising high-quality assets in the East Coast market with strong growth potential. This portfolio evolution has enabled us to dramatically shift the sustainability and quality of our NOI composition, positioning us to capture significant earnings growth as we continue to execute our development strategy and lease up the remainder of our portfolio. The execution of this strategy will best position the Company to undertake a strategic alternatives process with the goal of identifying the highest and best value for shareholders. The Board expects to launch such a process as soon as market conditions stabilize.

The Board continues to evaluate on an ongoing basis the Company’s strategic direction and available alternatives for maximizing shareholder value, including potential strategic transactions. Following the Company’s 2019 Annual Meeting, the Board formed an independent Shareholder Value Committee (which comprised four directors, including two directors nominated by Bow Street) to conduct a comprehensive review of the Company’s strategy and all available alternatives for maximizing shareholder value, including a potential sale of the Company or certain of its assets. Upon completion of this process, based on the recommendations of the Shareholder Value Committee and its independent financial advisor, Goldman Sachs & Co. LLC, the Board determined to sell the Company’s entire suburban office portfolio and use the proceeds to pay down the Company’s unsecured corporate debt. The Board also determined to form a new Special Committee to oversee management in evaluating any offers or indications of interest to acquire the Company or a substantial portion of its assets, while also continuing to explore ways to maximize shareholder value.

In addition, consistent with the commitments made by the Company, the Board has taken further action to enhance Mack-Cali’s corporate governance. This included opting out of the Maryland Unsolicited Takeover Act (“MUTA”), which eliminated the Board’s ability to re-classify itself without a shareholder vote, and securing agreement from the Mack family to eliminate their right to nominate up to three directors to the Mack-Cali Board. In addition, the Board expects to appoint an independent director as Chairman of the Board after the Annual Meeting, to replace the current Chairman, William L. Mack, who is retiring from the Board and not seeking reelection.

MACK-CALI’S NOMINEES HAVE THE RIGHT SKILLS AND EXPERIENCE TO EXECUTE STRATEGIC TRANSACTIONS STRUCTURED TO MAXIMIZE VALUE FOR ALL MACK-CALI SHAREHOLDERS AND OVERSEE THE COMPANY IN THE MEANTIME

The composition of Mack-Cali’s 2020 slate of director nominees reflects the Board’s commitment to continued self-refreshment to ensure that the qualifications, experience and perspectives of the Company's directors are closely aligned with the Company’s strategy and best position the Board to continue to maximize shareholder value. Mack-Cali’s 2020 director slate comprises eleven highly qualified individuals, ten of whom are independent, and all of whom bring a broad skillset aligned with the Company’s strategic priorities.

In addition to the six incumbent directors, the Company’s slate includes five new highly-qualified independent nominees, who were identified through a comprehensive and rigorous search process conducted by the Nominating and Corporate Governance Committee of the Board, with the assistance of Ferguson Partners, a nationally recognized director search firm.

These new director nominees are fully independent of the Company and current Board members, and bring extensive finance, real estate, mergers and acquisitions and corporate governance experience to the Mack-Cali Board, well aligned with the Company's strategy of selling its suburban office assets and pursuing strategic alternatives. They are also leaders in their fields and bring significant experience managing through corporate crises, complex situations and strategic transactions, and each is open-minded and committed to maximizing value for all Mack-Cali shareholders. The Company’s new nominees are also seasoned public company directors and have the necessary experience to oversee strategic transactions involving the sale of the entire Company or its assets to ensure that any such transaction reflects the proper value of the Company.

If the Mack-Cali Board’s eleven nominees are elected at the Annual Meeting:

•	all of the Company's eleven directors (with the exception of the CEO), including the new Chairman of the Board, will be independent;

•	ten of eleven directors, including all five of our new nominees, have additional public company board experience;

•	nine of the eleven directors on Mack-Cali's refreshed and reconstituted Board will have served on the Board for four years or less, and seven of the Company’s eleven directors will be elected in the last two years, bringing the average Board tenure to approximately 4.6 years;

•	five of Mack-Cali's eleven directors will be experienced institutional investors and shareholder advocates, ensuring that the shareholder perspective is well represented in the boardroom;

•	five of Mack-Cali's eleven directors will be women;

•	four of Mack-Cali's eleven directors will have CEO or CFO experience, and three will have such experience at real estate companies; and

•	two of the eleven directors will bring institutional knowledge and provide continuity and historical insight from their longer experience with the Company.

TURNING CONTROL OF THE COMPANY OVER TO BOW STREET’S CONFLICTED SLATE OF NOMINEES WOULD BE DETRIMENTAL TO ALL OTHER MACK-CALI SHAREHOLDERS

Bow Street’s current proxy contest is its second attempt to advance its self-interested agenda, to the detriment of all other Mack-Cali shareholders. Last year, Bow Street approached Mack-Cali with a proposal to acquire the Company’s premium assets at a significant discount to their fair market value. After the Mack-Cali Board unanimously rejected Bow Street’s inadequate, unworkable and unfinanced proposal, Bow Street launched a proxy contest in 2019. Four Bow Street candidates were elected to the Board at the Company’s 2019 Annual Meeting (the “Bow Street Directors”).

Following the 2019 Annual Meeting, Bow Street continued its attempts to put pressure on the Mack-Cali Board to launch a sale process for the Company or its premium assets. Although the Company had integrated the newly elected Bow Street Directors into relevant committees reviewing the Company’s strategic alternatives, as described above, publicly announced the strategic review process and repeatedly declared that the Company is open to indications of interest, the Company has not received any credible acquisition proposals in the last year. Perhaps frustrated at its inability to compel a quick sale, Bow Street has now nominated a majority slate of eight candidates, including the current Bow Street Directors and four new nominees (including a Bow Street principal), and has launched a new proxy contest to obtain control of the Board.

The Mack-Cali Board and management team seek to maintain a constructive dialogue with all of the Company’s shareholders, including Bow Street. In recent months, the Board has made multiple attempts to settle with Bow Street to avoid another costly and distracting proxy contest. To that end, on several occasions, the Board has offered to include three of the Bow Street Directors on the Company’s slate if Bow Street agreed to end its proxy contest. Despite the Board’s good-faith attempts to reach an agreement, Bow Street has made it clear that it is not interested in a settlement unless it gives Bow Street majority control of the Board.

Bow Street’s unconstructive behavior has made it clear that its true objective remains the same as last year – to advance its own, self-interested agenda at the expense of all other Mack-Cali shareholders. We believe that Bow Street has never been transparent about its objectives and has taken actions contrary to the interests of Mack-Cali shareholders. Our shareholders should not lose sight of the fact that Bow Street began its 2019 proxy contest after the Mack-Cali Board unanimously rejected Bow Street’s unworkable and unfinanced proposal to acquire the Company's suburban and waterfront office assets at a grossly inadequate price. It is not surprising that Bow Street is now opportunistically pursuing its new proxy contest to gain control of the Board during a national health and economic crisis resulting from the COVID-19 pandemic, when the Board and management team must also focus on navigating the current market disruption to ensure the health and safety of Mack-Cali’s employees, tenants and other stakeholders.

For over a year, Bow Street has made it clear that its goal is to pursue the sale of Mack-Cali. If Bow Street’s nominees are allowed to gain control of the Board, they will be able to execute a transaction at a price that would be acceptable to Bow Street, but could result in a significant loss of value for other Mack-Cali investors.

BOW STREET HAS NOT SHARED A SUBSTANTIVE BUSINESS PLAN OR NAMED A REPLACEMENT CEO CANDIDATE, LEAVING THE COMPANY AT TREMENDOUS RISK FOR DISRUPTION AND LOSS OF VALUE

Over the past year, neither Bow Street nor its current Board representatives have given any indication that they have an alternative plan for how to operate the business. Bow Street has simply not shown interest in any alternatives other than a sale that would allow Bow Street to exit its investment at a price that meets Bow Street’s needs, even if such course of action does not maximize value for all other Mack-Cali shareholders. Mere weeks before the annual meeting, Bow Street has finally released a vague last minute “plan” to “re-align” the Mack-Cali portfolio. The Bow Street Directors spent nearly a year on the Board, but the “plan” reflects a failure to understand our business.

Mack-Cali believes that the election of Bow Street’s majority slate of nominees would derail the significant progress that the Company has made in executing its strategic portfolio transformation and would lead to a significant loss of value for other Mack-Cali shareholders. This concern is exacerbated by Bow Street’s demand for the abrupt removal of the Company’s CEO, Michael J. DeMarco, who has been central to the Company’s strategic transformation. Starting with a predominantly suburban office portfolio scattered across 27 markets, Mr. DeMarco defined a new approach and began selling relatively low growth suburban office assets and growing the Company’s residential business, to reposition the Company as the leading owner of office and residential assets along the New Jersey Waterfront. Since Mr. DeMarco joined the Company in 2015, the Company has sold 186 buildings comprising over $2.5 billion of non-core assets, while simultaneously completing $2.6 billion of acquisitions and $1.1 billion of development. This massive effort has repositioned the Company with a portfolio that offers growth opportunities, improved cash flow and lower recurring capital expenditures. Mr. DeMarco is currently leading the disposition of the Company’s remaining 36 suburban office properties, 18 of which are under contract.

Mack-Cali believes that leaving the Company without a CEO at this pivotal point in its portfolio transformation, especially as the Company continues to navigate the disruptions caused by the COVID-19 pandemic, would result in a management crisis, demoralized workforce and significant disruption to pending deals and the Company’s operations, including its relationships with the brokerage community and other business partners. However, Bow Street does not seem to be concerned about the potential harmful impact that its proposal would have on Mack-Cali’s business. With the Annual Meeting only weeks away, Bow Street has not yet identified a CEO candidate, or even a specific interim CEO candidate, who could be properly vetted by shareholders. This disturbing disregard for the adverse consequences of its agenda to the Company leaves little doubt that Bow Street’s interests are not aligned with those of other Mack-Cali shareholders.

Mack-Cali Shareholders Deserve Truly independent directors, not A CONFLICTED SLATE of Bow street NOMINEES

Although Bow Street claims that its director nominees are independent and, if elected, would seek to maximize value for all Mack-Cali shareholders, the facts suggest the opposite. The Bow Street Directors have demonstrated that their true loyalties lie with Bow Street, not with all Mack-Cali shareholders.

Over the last year, the Mack-Cali Board has made every effort to integrate the Bow Street Directors, including providing them with important committee assignments (including the Shareholder Value Committee and the Special Committee) and ensuring that they were involved in all strategic decisions made by the Board. Unfortunately, the Bow Street Directors’ conflicts of interest and relationships with Bow Street have prevented them from being truly independent representatives for all Mack-Cali shareholders. These conflicts and relationships included, among other things, the following:

•	As disclosed by Bow Street in its proxy statement, Alan Batkin has a significant limited partnership interest in Bow Street’s fund;

•	Frederic Cumenal serves on the board of directors Blue Nile, Inc., one of Bow Street’s portfolio companies (an affiliation that Bow Street failed to disclose in its proxy statement);

•	Mr. Batkin acted effectively as Bow Street’s representative in the Company’s attempts to negotiate a settlement to this proxy contest;

•	The Bow Street Directors have engaged in direct communications with Bow Street that excluded all other Mack-Cali directors, and at least one of them has shared confidential Board communications with Bow Street and its counsel; and

•	Each of the Bow Street Directors received $50,000 from Bow Street for agreeing to seek election to the Board on Bow Street’s proxy card in last year’s proxy contest; in contrast to the Mack-Cali nominees, who are not receiving any compensation to stand for election.

The Bow Street Directors demonstrated their true loyalties in the context of this Annual Meeting. The Bow Street Directors voted in unanimity with the other Board members on almost every matter since their election to the Board and never raised any concerns about the Company’s CEO or any other members of the management team. However, without explanation and in an abrupt reversal, they chose to align themselves with Bow Street, join its proxy contest and support its activist agenda, which includes taking control of the Board and firing the CEO. Mack-Cali shareholders deserve directors who know how to raise issues in the boardroom, rather than raising concerns only in the context of a proxy vote.

The Board sought to honor the outcome of the 2019 Annual Meeting and invited each of the Bow Street Directors to join the Company’s slate, and each of them accepted the invitation. But at the same time, and without giving the Board any indication of their intentions, the Bow Street Directors secretly engaged in discussions with Bow Street and ultimately agreed to join Bow Street’s slate. Even after making this critical choice, they did not have the sense of obligation, or common courtesy, to inform the Board or its Nominating and Corporate Governance Committee of their decision. It was not until weeks later, when Bow Street delivered its formal notice of director nominations, that the Board became aware of the Bow Street Directors’ decision to join Bow Street’s slate. In our view, these actions raise serious concerns about the Bow Street Directors’ integrity and good faith in dealing with their fellow Board members, as well as their commitment to performing their fiduciary duties as Mack-Cali directors.

The Bow Street Directors have not turned out to be the independent-minded directors that Mack-Cali shareholders thought they were voting for last year. Shareholders cannot afford to take the risk of giving control of the Board to more Bow Street nominees.

BOW STREET’S NEW NOMINEES WOULD NOT BRING ADDITIVE SKILLS OR EXPERIENCE TO THE BOARD

Not only have the Bow Street Directors demonstrated that they are not truly independent shareholder representatives, the new nominees that Bow Street has put forward in this proxy contest do not have the skills, experience or expertise to oversee the Company’s strategy and maximize shareholder value. Unlike the Company’s slate of highly qualified and experienced director candidates, Bow Street’s nominees lack the depth of public company board experience and strategic transaction expertise to lead the Company’s portfolio transformation or drive a strategic transaction that would maximize value for all Mack-Cali shareholders. The Company believes that Mack-Cali shareholders deserve better directors than the Bow Street nominees:

•	Akiva Katz is the Co-Founder and Managing Partner of Bow Street and previously sought to buy Mack-Cali assets at a discount. He has no public company executive experience and no public company board experience.

•	Mahbod Nia has a history with Bow Street, having served as CEO of NorthStar Realty Europe when Bow Street campaigned to buy the company – eventually Bow Street sold its shares at a premium to NorthStar Realty Europe’s external manager, in a transaction that benefited Bow Street at the exclusion of other shareholders, which bears striking parallels to Bow Street’s 2019 proposal to acquire Mack-Cali’s premium assets at a grossly inadequate price. Additionally, Mr. Nia has spent his entire career in Europe and does not appear to have any professional experience with the U.S. real estate market and the greater New York real estate market in particular.

•	Howard Stern’s only public company board experience was as an insider; he does not have any experience as an independent public company director.

•	Tammy Jones has never served as a public company executive officer. In addition, she demonstrated questionable judgement when, after agreeing to serve on Bow Street’s slate, she recommended to Ferguson Partners that Mack-Cali interview a director candidate for the Company’s slate -- without disclosing that the individual she identified was her spouse.

Other than Mr. Katz, each of Bow Street’s new nominees has agreed to be paid $50,000 by Bow Street to participate in Bow Street’s slate, which, in the Company’s view, is a clear warning flag for any investors who are hoping that this group of nominees would be independent of Bow Street.

bow street’s claims that the company has ignored ACQUISITION PROPOSALS is demonstrably false

As in last year’s proxy contest, Bow Street is again trying to use deceptive tactics to persuade Mack-Cali shareholders to support its self-interested agenda. In particular, Bow Street has repeatedly made false and misleading claims regarding “multiple” acquisition proposals allegedly received and rejected by the Mack-Cali Board, in an attempt to cast doubt on the Board’s openness to opportunities to maximize shareholder value.

As Mack-Cali has repeatedly stated, the Board is open to all alternatives for maximizing shareholder value, including a potential sale of the Company or its assets. The Board has formed the Special Committee to assist management in reviewing any potential offers that may be received. However, after almost a year since the 2019 Annual Meeting, no credible offer for the Company has surfaced, even after multiple conversations that the Company’s advisors and the Shareholder Value Committee’s advisors have had with various potentially interested parties and despite the fact that the strategic review process conducted by the Shareholder Value Committee was publicly announced by the Company. The Company believes that Bow Street’s false and misleading statements are meant to shake shareholders’ confidence in the Board’s commitment to pursue a value maximizing transaction, in an attempt to make Bow Street’s less qualified nominees appear more attractive.

Bow Street has also accused the Board of refusing to engage with Rizk Ventures LLC (“Rizk Ventures”) in connection with the indication of interest in a potential acquisition of the Company submitted by Rizk Ventures in December 2019. These allegations are also false and misleading. The Company never refused to engage with Rizk Ventures. After an initial meeting, the Company and its advisors repeatedly encouraged Rizk Ventures to submit a fully financed offer for the entire Company. The Company and its financial advisors also made numerous requests for Rizk Ventures to provide the key substantive terms of a potential transaction, such as transaction structure, equity and debt financing sources, as well as any evidence of its financial wherewithal to complete a transaction. Although these items should represent a simple request for a credible bidder, Rizk Ventures was only able to provide vague, incomplete or misleading responses. The Special Committee and the full Board (including the Bow Street Directors) were kept informed of all interactions between Rizk Ventures and the Company and its financial advisors. When the Special Committee determined not to have further discussions with Rizk Ventures if it could not provide basic information to confirm that its proposal was credible, the Bow Street Directors indicated that they supported that decision.

Even during the current health and economic crisis, the Board remains committed to pursuing all credible offers. In March 2020, representatives of the Special Committee, members of the Company’s management and representatives of the Company’s financial advisors met with a credible bidder to discuss the possibility of a potential strategic transaction. While no offer was presented or discussed at the meeting, representatives of the bidder indicated that, as the markets stabilize, they would revisit the possibility of making a proposal to acquire the Company.

SUPPORT YOUR BOARD AND MANAGEMENT TEAM AS THEY TAKE THE RIGHT STEPS TO MAXIMIZE SHAREHOLDER VALUE

The Mack-Cali Board remains fully committed to exploring all available alternatives for maximizing shareholder value, including a potential sale of the Company or its assets. As the Company has publicly announced, the Board intends to launch a full strategic alternatives process as soon as market conditions stabilize. We remain open to all credible offers and continue to believe that our more focused, high-quality asset portfolio will make Mack-Cali a much more attractive target for potential bidders and will facilitate a robust strategic process that will allow our shareholders to realize the full value of their investment.

In the meantime, we believe that the Company’s strong management team, led by CEO Michael J. DeMarco, is best positioned to continue to guide the Company through the current market volatility and challenging operating environment. We are confident that with the support of the Mack-Cali Board, including our five new highly qualified, independent and experienced director nominees, Mack-Cali’s executive team will continue to successfully execute the Company’s transformation strategy to stabilize the attractiveness and marketability of our assets and position the Company for a robust strategic alternatives process.

MAKE THE CHOICE TO PROTECT THE VALUE OF YOUR INVESTMENT – VOTE ON THE WHITE PROXY CARD NOW TO ELECT TRULY INDEPENDENT DIRECTORS

It is up to you to decide the future of your investment in Mack-Cali. At this critical juncture, we urge our shareholders to ask themselves two important questions:

•	Which directors will continue to implement the strategic transformation without disruption to make the Company as attractive as possible to strategic offers?

•	Which directors will structure and execute a sale of the Company to maximize value for all Mack-Cali shareholders?

Will it be the slate of conflicted nominees put forward by Bow Street, a less than 5% dissident shareholder who previously attempted to acquire the Company’s premium assets at a lowball price under threat of a proxy contest, and whose current plan is to fire the CEO and sell the Company at a price that meets Bow Street’s needs? Or will it be the Mack-Cali Board, refreshed and reconstituted with the five new highly qualified, independent and experienced nominees, and the management team that has designed and successfully executed the Company’s portfolio transformation strategy?

The Company believes that Mack-Cali shareholders deserve independent directors who have the skillset and experience to execute strategic transactions structured to maximize value for all Mack-Cali shareholders, and who can oversee the Company until that time. The Board is confident that its new slate of highly qualified, independent directors will deliver to Mack-Cali shareholders the full value of their investment in the shortest amount of time.

The Mack-Cali Board is determined to protect the value of your investment and defend against Bow Street’s self-interested campaign to gain control of the Company. The Board strongly recommends that you vote on the WHITE proxy card “FOR” ALL of Mack Cali’s ELEVEN independent, highly qualified and experienced director nominees, who are best positioned to deliver to our shareholders the true value of their investment.

Thank you for your continued support.

Sincerely,

The Annual Meeting Committee of the Mack-Cali Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live. For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.

Contacts: Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Viveca Tress / Lucas Pers Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449